Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION TO ACQUIRE
ESSELTE GROUP HOLDINGS AB

•	Immediately accretive to ACCO Brands pre-synergies

•	Combination improves scale and enhances position as an industry leader in Europe

•	Broadens portfolio of leading consumer-centric brands

•	Expected annual synergies of $23 million to be achieved within the first 3 years

LAKE ZURICH, ILLINOIS, October 24, 2016 - ACCO Brands Corporation (NYSE: ACCO), one of the world's largest designers, marketers and manufacturers of branded business, academic and consumer products, today announced that it has signed a definitive agreement to acquire Esselte Group Holdings AB ("Esselte"), a leading European office products company, from private equity firm J.W. Childs for $333 million in cash.1 Esselte’s 2015 sales were $458 million with adjusted EBITDA of $60 million.1 ACCO Brands plans to combine Esselte with its existing European operations, creating a pan-European leader in branded business products.

Esselte is a leading European manufacturer and marketer of office and consumer products. It takes products to market under the Leitz, Rapid and Esselte brands in the storage and organization, stapling and punch, business machines and do-it-yourself tools product categories. Through its combination with Esselte, ACCO Brands increases its scale and enhances its position as an industry leader in the European marketplace.

"The acquisition supports our brand leadership strategy, creates a pan-European leader in branded business products and further solidifies ACCO Brands’ position as a leading global marketer and manufacturer of branded business, academic and consumer products," said Boris Elisman, chairman, president and chief executive officer of ACCO Brands Corporation. "We believe this acquisition will provide investors with a compelling financial benefit and further enhance ACCO Brands’ strategic ability to grow long-term shareholder value. We expect this combination to be immediately accretive to adjusted earnings per share."

The combination is expected to:

•	Yield an estimated $23 million of annualized cost synergies, or approximately $0.13 per share, within 3 years, excluding one-time restructuring, integration and purchase accounting costs;

•	Result in $0.12 adjusted EPS accretion in the first 12-month period, including synergies of $0.03 per share but excluding charges;

1 Based on exchange rates of 1 EUR:1.12US$                            1

•	Generate incremental free cash flow of approximately $20 million in year one, growing to approximately $55 million in year three;

•	Create a premier branded pan-European player, with more than $600 million in combined European sales, providing greater consumer access, deeper channel relationships and cost leverage;

•	Complement ACCO Brands’ existing European sales footprint, adding significant revenue in continental Europe;

•	Add important new brands and products in key categories to ACCO Brands’ existing portfolio of leading brands and provide incremental sales opportunities outside of Europe; and

•	Enhance product innovation, category management and customer relevance.

Other Financial Details, Approvals and Timing

The transaction will be funded with cash and Euro-denominated bank debt. As part of the financing, and contingent upon the deal closing, the company intends to refinance its existing senior-secured credit facilities.

As part of the acquisition, ACCO Brands will assume an estimated $160 million of unfunded pension liabilities, net of associated deferred tax, predominantly in Germany. German pension law does not require pre-funding of pension liabilities, which will be payable over approximately the next 40 years.

The closing of the transaction is subject to the satisfaction of customary closing conditions, including regulatory approvals, and is expected to be completed in early 2017.

ACCO Brands Corporation’s financial advisor in the transaction is Rothschild. Its legal advisor is Latham & Watkins LLP.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the transaction and its third quarter 2016 financial results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

About the Companies

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded business, academic and consumer products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Derwent®, Five Star®, GBC®, Hilroy®, Kensington®, Mead®, Quartet®, Rexel®, Swingline®, Tilibra®, Wilson Jones® and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands can be found at www.accobrands.com.

Esselte is a leading global manufacturer and marketer of branded office products serving over 10,000 customers in over 120 countries. Esselte takes products to market under the Leitz, Rapid and Esselte brands in the storage and organization, stapling and punch, business machines and do-it-yourself tools product categories.

J.W. Childs is a Boston-based private equity firm focused on investing in middle-market growth companies. Since inception in 1995, J.W. Childs has invested in excess of $3 billion of equity capital in more than 45 best-in-class companies across the consumer, specialty retail and healthcare industries. The firm's success has been built on its industry focus and the extensive operating expertise of its partners. J.W. Childs is investing out of its fourth private equity fund, which was raised in 2014. For more information about J.W. Childs Associates, please visit www.jwchilds.com.

Non-GAAP Financial Measures

In this press release, the Company provides forward-looking financial information on a non-GAAP basis for adjusted earnings per share and free cash flow. However, the Company does not provide a reconciliation of adjusted earnings per share or free cash flow to GAAP because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our effective tax rate and other charges reflected in our historical numbers. The probably significance of each of these items is high and based, on historical experience, could be material.

We believe these non-GAAP financial measures are appropriate to enhance an overall understanding of our prospects for the future, assuming the acquisition is completed.

Forward-Looking Statements

This press release contains statements, which may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and we undertake no obligation to update them. In particular, our business outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding changes in the macro environment, fluctuations in foreign currency rates, changes in the competitive landscape and consumer behavior and the effect of consolidation in the office products industry, as well as other factors described below.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company’s securities.

Among the factors that could affect our results or cause our plans, actions and results to differ materially from current expectations are: the risk that material conditions to the closing of the acquisition of Esselte Group Holdings AB ("Esselte"), including regulatory approvals, may not be satisfied; the risks that the acquisition of Esselte may not be completed; the length of time necessary to consummate the acquisition of Esselte; the risk that material conditions to the entry into the Third Amended and Restated Credit Agreement may not be satisfied; our ability to realize the synergies, growth opportunities and other potential benefits of acquiring Esselte and successfully combine it with our existing business; the effect of foreign currency, and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December

31, 2015, in "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and in other reports we file with the SEC.

For further information:

Rich Nelson            Jennifer Rice
Media Relations        Investor Relations
(847) 796-4059        (847) 796-4320

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